EXHIBIT 10.2
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.
CALIFORNIA DEPARTMENT OF FINANCIAL INSTITUTIONS
SAN FRANCISCO, CALIFORNIA

)
In the Matter of	)
	)	ORDER TO CEASE AND DESIST
UNITED COMMERCIAL BANK	)
SAN FRANCISCO, CALIFORNIA	)	FDIC-09-490b
)
(INSURED STATE NONMEMBER BANK))
)
          United Commercial Bank, San Francisco, California (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Section 1912 of the California Financial Code, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with counsel for the California Department of Financial Institutions (“CDFI”), dated September 3, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) in accordance with Section 8(b) of the Act and Financial Code Section 1913 by the FDIC and the CDFI, respectively.

          The FDIC and the CDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices. The FDIC and the CDFI, therefore, accepted the CONSENT AGREEMENT and issued the following:
ORDER TO CEASE AND DESIST
          IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the Joint FDIC and CDFI Report of Examination dated April 6, 2009 (“ROE”):
          (a)     operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;
          (b)     operating with a board of directors which has failed to provide adequate supervision over and direction to the active management of the Bank;
          (c)     operating with inadequate capital in relation to the kind and quality of assets held by the Bank;
          (d)     operating with an inadequate loan valuation reserve;
          (e)     operating with a large volume of poor quality loans;
          (f)      engaging in unsatisfactory lending and collection practices;
          (g)     operating in such a manner as to produce operating losses;
          (h)     operating with inadequate provisions for liquidity; and
          (i)      operating in violation of the following laws and regulations:
(i)	Section 7(a)(1) of the Federal Deposit Insurance Act, 12 U.S,C, § 1817(a)(1); and

                              (ii)     Section 103.121(b)(2)(i)(B) of the United States Department of the Treasury’s Financial Recordkeeping regulations, 31 C.F.R. § 103.121(b)(2)(i)(B).
          (j)     operating in contravention of the following:
                              (i)     Appendix A to Part 364 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 364, Appendix A;
                              (ii)    Appendix A to Part 365 of the FDIC Rules and Regulations, 12 C.F.R. Part 365 Appendix A; and
                              (iii)    the Statement of Policy entitled “Interagency Appraisal and Evaluation Guidelines.”
          IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:
MANAGEMENT
          1.     The Bank shall have and retain qualified management.
                    (a)     Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include
                              (i)       a chief executive officer with proven ability in managing a bank of comparable size and risk profile;
                              (ii)      a chief financial officer with proven ability in all aspects of financial management; and
                              (iii)     a chief credit officer with significant lending, collection, and loan supervisory experience and experience in upgrading a low quality loan portfolio.
Each member of management shall be provided appropriate written authority from the Bank’s Board of Directors (“Board”) to implement the provisions of this ORDER.

                    (b)     The qualifications of management shall be assessed on its ability to:
                              (i)       comply with the requirements of this ORDER;
                              (ii)      operate the Bank in a safe and sound manner;
                              (iii)     comply with applicable laws and regulations; and
                              (iv)     restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.
                    (c)     During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Commissioner of the California Department of Financial Institutions (“Commissioner”) in writing when it proposes to add or replace any individual on the Board or employ any individual as a senior executive officer, or change the responsibilities of any existing senior executive officer to include the responsibilities of another senior executive officer position. The term “senior executive officer” shall have the same meaning as described in Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.102. The notification shall include a completed Interagency Notice of Change in Director or Senior Executive Officer and Interagency Biographical and Financial Report and must be received at least 30 days before the addition, employment or change of responsibilities is intended to become effective. The Regional Director and the Commissioner shall have the power under the authority of this Order to disapprove the addition, employment or change of responsibilities of any proposed officer or director.
                    (d)     The requirement to submit information and the prior disapproval provisions of this paragraph are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Regional Director and the Commissioner to complete their review and act on any such information or authority within 30 days, or any other timeframe. The Bank shall not add, employ or change the responsibilities of any proposed director or senior executive officer until such time as the Regional Director and the Commissioner have completed their review.
                   (e)     Within 90 days after the effective date of this ORDER, the Board shall obtain an independent study of the management and personnel structure of the Bank to determine whether additional personnel are needed for the safe and profitable operation of the Bank. Such a study shall include, at a minimum, a review of the duties, responsibilities, qualifications, and remuneration of the Bank’s officers. The Board shall formulate a plan to implement the recommendations of the study. The plan shall be acceptable to the Regional Director and the Commissioner as determined at subsequent examinations.
BOARD PARTICIPATION
          2.     (a)     Within 30 days from the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. The Board’s minutes shall document these reviews and approvals, including the names of any dissenting directors.
CAPITAL
          3.     (a)     By December 31, 2009, the Bank shall have and thereafter maintain Tier 1 capital in such an amount as to equal or exceed 10 percent of the Bank’s total assets (“Leverage Capital Ratio”) and a Tier 1 Risk-Based capital ratio of no less than 12 percent.

                    (b)     Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a written capital plan to meet and thereafter maintain the minimum requirements in Paragraph 3(a) with due considerations to the ongoing condition of the Bank. The plan shall be in a form and manner acceptable to the Regional Director and the Commissioner. The capital plan must include a contingency plan in the event that the Bank has (i) failed to maintain the minimum capital ratios required by subparagraph 3(a); (ii) failed to submit an acceptable capital plan as required by this subparagraph; or (iii) failed to implement or adhere to a capital plan to which the Regional Director and the Commissioner have taken no written objection pursuant to this subparagraph. The contingency plan shall address other strategic alternatives, including but not limited to the sale of control or merger of the Bank. The Bank shall implement the contingency plan upon written notice from the Regional Director and the Commissioner.
                    (c)     The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Paragraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
                    (d)     Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may be accomplished by the following:
                              (i)       the sale of common stock; or
                              (ii)      the sale of noncumulative perpetual preferred stock; or
                              (iii)     the direct contribution of cash by the Board, shareholders, and/or parent holding company; or
                              (iv)     any other means acceptable to the Regional Director and the Commissioner; or
                              (v)      any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s allowance for loan and lease losses.
                    (e)     If all or part of the increase in Tier 1 capital required by Paragraph 3 of this ORDER is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration and Disclosure Unit, Washington, D.C. 20429, and to the CDFI, San Francisco Office for review. Any changes requested to be made in the plan or materials by the FDIC or the CDFI shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Commissioner for prior approval.
                    (f)     In complying with the provisions of Paragraph 3 of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.
                  (g)     For the purposes of this ORDER, the terms “Tier 1 capital”, “total assets” and “Tier 1 risk-based capital ratio” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x) and 325.2(w).
NOT PAY CASH DIVIDENDS WITHOUT PRIOR APPROVAL
          4.     The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Commissioner.
ALLOWANCE FOR LOAN AND LEASE LOSSES
          5.     (a)     The Bank shall immediately replenish its allowance for loan and lease losses and thereafter maintain an adequate allowance for loan and lease losses at all time.
                  (b)     Additionally, within 60 days from the effective date of this ORDER, the Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the allowance for loan and lease losses. For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the allowance at least once each calendar quarter. The review should focus on the results of the Bank’s internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its allowance for loan and lease losses consistent with the allowance for loan and lease loss policy established. Such policy and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
CHARGE-OFF
          6.     (a)     On the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” and one-half of the assets classified “Doubtful” in the ROE dated April 6, 2009 that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.
                  (b)     Within 30 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset adversely classified “Substandard” or “Doubtful” in the ROE dated April 6, 2009, including all outstanding loan commitments, to a level of an acceptable asset quality. For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Commissioner. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledge or assigned collateral, and any possible actions to improve the Bank’s collateral position.

                  (c)     In addition, the plan mandated by this provision shall also include, but not be limited to, the following:
                            (i)       A schedule for reducing the outstanding dollar amount of each such adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each such adversely classified asset must show its expected dollar balance on a quarterly basis);
                            (ii)       Specific action plans intended to reduce the Bank’s risk exposure in each such classified asset;
                            (iii)      A schedule showing, on a quarterly basis, the expected consolidated balance of all such adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the allowance for loan and lease losses;
                            (iv)     A provision for the Bank’s submission of monthly written progress reports to its Board; and
                            (v)      A provision mandating Board review of the progress reports, with a notation of the review recorded in the minutes of the meeting of the Board.
                  (d)     The requirements of this paragraph do not represent standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets. The plan may include a provision for increasing Tier 1 capital when necessary to achieve the prescribed ratio.
                  (e)     The Bank shall, immediately upon completion, submit the plan to the Regional Director and the Commissioner for approval. Thereafter, the Bank shall implement and fully comply with the plan.

NO ADDITIONAL CREDIT WITHHOUT PRIOR APPROVAL BY THE BANK’S
BOARD
          7.     (a)     Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” and is uncollected. Paragraph 7(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 (“FASB 15”).
                  (b)     Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Doubtful” without the prior approval of a majority of the Board or the loan committee of the Bank.
                  (c)     Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank in excess of $1,000,000 that has been classified, in whole or part, “Substandard” without the prior approval of a majority of the Board or the loan committee of the Bank.
                  (d)     The loan committee or Board shall not approve any extension of credit, or additional credit to a borrower in Paragraphs (b) and (c) above without first collecting in cash all past due interest.

LENDING AND COLLECTION POLICIES
          8.     (a)     Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function, which policies shall include specific guidelines for placing loans on a non-accrual basis. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Such policies and their implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
                  (b)     The initial revisions to the Bank’s loan policy and practices, required by this paragraph, at a minimum, shall include the following:
                            (i)         provisions, consistent with FDIC’s instructions for the preparation of Reports of Condition and Income, under which the accrual of interest income is discontinued and previously accrued interest is reversed on delinquent loans;
                            (ii)        provisions which prohibit the capitalization of interest or loans related expense unless the Board supports in writing and records in the minutes of the corresponding Board meeting why an exception thereto is in the best interests of the Bank;
                            (iii)       provisions which require complete loan documentation, realistic repayment terms, and current credit information adequate to support the outstanding indebtedness of the borrower. Such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections;
                            (iv)       provisions which incorporate limitations on the amount that can be loaned in relation to established collateral values;
                            (v)        provisions which specify the circumstances and conditions under which real estate appraisals must be conducted by an independent third party;
                            (vi)       provisions which establish standards for unsecured credit;

                            (vii)      provisions that the Board first determine that the lending staff has the expertise necessary to properly supervise construction loans and that adequate procedures are in place to monitor any construction involved before funds are disbursed;
                            (viii)     provisions which prohibit concentrations of credit in excess of 25 percent of the Bank’s total equity capital and reserves to any borrower and that borrower’s related interests;
                            (ix)        provisions which require the preparation of a loan “watch list” which shall include relevant information on all loans which are classified “Substandard” and “Doubtful” in the ROE dated April 6, 2009, or by the FDIC or the CDFI in subsequent Reports of Examination and all other loans which warrant individual review and consideration by the Board as determined by the loan committee or active management. The loan “watch list” shall be presented to the Board for review at least monthly with such review noted in the minutes;
                            (x)        provisions which require an accurate internal grading system;
                            (xi)       provisions which require independent loan review; and
                            (xii)      the Board shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in minutes of a Board meeting at which all members are present and the vote of each is noted.
REDUCE CONCENTRATION OF CREDIT
          9.     Within 60 days from the effective date of this ORDER, the Bank shall develop a written plan, approved by its Board and acceptable to the Regional Director and the Commissioner for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “Land Development and Concentration Loan” Concentrations, as more fully set forth in the ROE dated April 6, 2009.

Such plan shall address compliance with the provisions of the Financial Institution Letter entitled “Commercial Real Estate Lending: Joint Guidance” FIL-104-2006.
THREE YEAR STRATEGIC PLAN
          10.     Within 90 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Commissioner a written three-year strategic plan. Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of December 31, 2009, December 31, 2010, and December 31, 2011. For each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets. The plan shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
PROFIT PLAN
          11.     Within 90 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and the Commissioner for review and comment and shall address, at a minimum, the following:
                    (a)     goals and strategies for improving and sustaining the earnings of the Bank, including:
                              (i)       an identification of the major areas in, and means by which, the Board will seek to improve the Bank’s operating performance;
                              (ii)       realistic and comprehensive budgets;
                              (iii)     a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

                              (iv)     a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.
                    (b)     coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.
ELIMINATE AND/OR CORRECT ALL VIOLATIONS OF LAW CITED IN THE ROE
          12.     Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law, as more fully set forth in the ROE dated April 6, 2009. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.
POLICY FOR LIQUIDITY & FUNDS MANAGEMENT
          13.     Within 30 days from the effective date of this ORDER, the Board shall develop policies and plans for maintaining an adequate level of liquid assets and borrowing capacity and reducing reliance on non-core funding sources. Such policies and plans shall provide for ongoing monitoring of liquidity and be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
CALL REPORT
          14.     Within 10 days after eliminating from its books any asset in compliance with Paragraph 6(a) of this ORDER and replenishing the allowance for loan and lease losses to an adequate level, the Bank shall file with the FDIC’s amended Consolidated Reports of Condition and Income, which shall accurately reflect the financial condition of the Bank in the ROE dated April 6, 2009. Thereafter, during the life of this ORDER, the Bank shall file with the FDIC’s Consolidated Reports of Condition and Income which accurately reflect the financial condition of the Bank as of the end of the period for which the Reports are filed, including any adjustment in the Bank’s books made necessary or appropriate as a consequence of any CDFI or FDIC’s examination of the Bank during that reporting period.
BROKERED DEPOSITS
          15.     (a)     Within 10 days of the effective date of this ORDER, the bank shall submit to the Regional Director and the Commissioner a written plan for eliminating its reliance on brokered deposits. The plan should contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over. The Regional Director and the Commissioner shall have the right to reject the Bank’s plan. The Bank shall provide a written progress report, quarterly as required under this Order, to the Regional Director and the Commissioner detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank’s plan. For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations
                    (b)     Within 30 days of the effective date of this ORDER, the Bank shall certify in writing to the Regional Director and the Commissioner that the pricing of all the Bank’s deposit products is in compliance with interest rate limitations in section 337.6 of the FDIC’s Rules and Regulations. Such written certification should be accompanied by data and analysis adequate to support the Bank’s conclusion. Thereafter, the Bank shall make such certification and data available for the review of the Regional Director and the Commissioner as requested at subsequent examinations and/or visitations.
NO BRANCHING ACTIVITIES WITHOUT PRIOR APPROVAL
          16.     The Bank, its subsidiaries, and affiliates shall not engage in any expansionary activities, including opening any branches, without the prior written consent of the Regional Director and the Commissioner.

PUBLIC ANNOUNCEMENTS AND NOTIFICATIONS
          17.     The Bank shall notify the Regional Director and the Commissioner in advance of making any public announcement or notification.
PROGRESS REPORTS
          18.     Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.
DISCLOSURE
          19.     Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, and to the San Francisco Office of the CDFI at least 15 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and the CDFI shall be made prior to dissemination of the description, communication, notice, or statement.
          This ORDER will become effective upon its issuance by the FDIC and the CDFI. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the CDFI.
          Pursuant to delegated authority.
          Dated at San Francisco, California, this 3rd day of September, 2009.

/s/ J. George Doerr	/s/ William S. Haraf

J. George Doerr	William S. Haraf
Deputy Regional Director	Commissioner
Division of Supervision and Consumer Protection San Francisco Region	California Department of Financial Institutions
Federal Deposit Insurance Corporation